Exhibit 99
to
Form 10-Q
of
Protective Life Insurance Company
for the nine months
ended September 30, 2001

Safe Harbor for Forward-Looking Statements

        The Private Securities Litigation Reform Act of 1995 (the “Act”) encourages companies to make “forward-looking statements” by creating a safe harbor to protect the companies from securities law liability in connection with forward-looking statements. All statements based on future expectations rather than on historical facts are forward-looking statements. Protective Life Insurance Company (Protective) intends to qualify both its written and oral forward-looking statements for protection under the Act.

        To qualify oral forward-looking statements for protection under the Act, a readily available written document must identify important factors that could cause actual results to differ materially from those in the forward-looking statements. Protective provides the following information to qualify forward-looking statements for the safe harbor protection of the Act.

        The operating results of companies in the insurance industry have historically been subject to significant fluctuations. The factors which could affect Protective’s future results include, but are not limited to, general economic conditions and the known trends and uncertainties which are discussed more fully below.

We are exposed to many types of risk that could negatively affect our business.

        There are many types of risks that all companies are exposed to in their businesses. For example, companies are exposed to the risks of natural disasters, malicious acts, computer viruses, and other perils. While Protective has obtained insurance, implemented risk management and contingency plans, and taken preventive measures and other precautions, no assurance can be given that there are not scenarios that could have an adverse effect on Protective.

We operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry.

        Life and health insurance is a mature industry. In recent years, the industry has experienced little growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Life and health insurance is a highly competitive industry. Protective encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than Protective, as well as competition from other providers of financial services. Competition could result in, among other things, lower sales or higher lapses of existing products.

        The insurance industry is consolidating, with larger, potentially more efficient organizations emerging from consolidation. Also, some mutual insurance companies are converting to stock ownership, which will give them greater access to capital markets. Additionally, commercial banks, insurance companies, and investment banks may now combine, provided certain requirements are satisfied.

        Protective’s ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong ratings from rating agencies. However, irrational competition from other insurers could adversely affect Protective’s competitive position.

A ratings downgrade could adversely affect our ability to compete.

        Ratings are an important factor in Protective’s competitive position. Rating organizations periodically review the financial performance and condition of insurers, including Protective and its subsidiaries. A downgrade in the ratings of Protective and its subsidiaries could adversely affect Protective’s ability to sell its products, retain existing business, and compete for attractive acquisition opportunities.

        For the past several years, rating downgrades in the industry have exceeded upgrades. Rating organizations assign ratings based upon several factors. While most of the factors relate to the rated company, some of the factors relate to the views of the rating organization, general economic conditions and circumstances outside the rated company’s control. Protective cannot predict what actions the rating organizations may take, or what actions Protective may be required to take in response to the actions of the rating organizations, which could adversely affect Protective.

Our policy claims fluctuate from year to year, and actual results could differ from our expectations.

        Protective’s results may fluctuate from year to year due to fluctuations in policy claims received by Protective. Certain of Protective’s businesses may experience higher claims if the economy is growing slowly or in recession.

        Mortality and morbidity expectations incorporate assumptions about many factors, including for example, how a product is distributed, persistency and lapses, and future progress in the fields of health and medicine. Actual mortality and morbidity could differ from our expectations if actual results differ from those assumptions.

We could be forced to sell investments at a loss to cover policyholder withdrawals.

        Many of the products offered by Protective and its insurance subsidiaries allow policyholders and contract holders to withdraw their funds under defined circumstances. The subsidiaries manage their liabilities and configure their investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. While Protective and its life insurance subsidiaries own a significant amount of liquid assets, a certain portion of their assets are relatively illiquid. Unanticipated withdrawals or surrender activity could, under some circumstances, compel Protective and its insurance subsidiaries to dispose of assets on unfavorable terms, which could have an adverse effect on Protective.

Interest-rate fluctuations could negatively affect our spread income or otherwise impact our business.

        Significant changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited interest rates paid on outstanding policies. Both rising and declining interest rates can negatively affect Protective’s spread income. While Protective develops and maintains asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, no assurance can be given that changes in interest rates will not affect such spreads.

        Changes in interest rates may also impact our business in other ways. Lower interest rates may result in lower sales of certain of Protective’s insurance and investment products. In addition, certain of Protective’s insurance and investment products guarantee a minimum credited interest rate.

        Higher interest rates may create a less favorable environment for the origination of mortgage loans and decrease the investment income Protective receives in the form of prepayment fees, make-whole payments, and mortgage participation income. Higher interest rates may also increase the cost of debt and other obligations having floating rate or rate reset provisions, and may result in lower sales of variable products. Also, the amount of policy fees received from variable products is affected by the performance of the equity markets.

        Additionally, Protective’s asset/liability management programs and procedures incorporate assumptions about the relationship between short-term and long-term interest rates (i.e., the slope of the yield curve), relationships between risk-adjusted and risk-free interest rates, market liquidity, and other factors. The effectiveness of Protective’s asset/liability management programs and procedures may be negatively affected whenever actual results differ from these assumptions.

Insurance companies are highly regulated.

        Protective and its insurance subsidiaries are subject to government regulation in each of the states in which they conduct business. Such regulation is vested in state agencies having broad administrative power dealing with many aspects of the insurance business, which may include premium rates, marketing practices, advertising, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders rather than share owners. From time to time, regulators may raise issues on examinations or audits of Protective. However, such issues are unlikely to result in any material impact on Protective. Protective cannot predict what regulatory actions may be taken or what initiatives may be enacted which could adversely affect Protective.

        Protective and its insurance subsidiaries may be subject to regulation by the United States Department of Labor when providing a variety of products and services to employee benefit plans governed by the Employee Retirement Income Security Act (ERISA). Severe penalties are imposed for breach of duties under ERISA.

        Certain policies, contracts, and annuities offered by Protective and its insurance subsidiaries are subject to regulation under the federal securities laws administered by the Securities and Exchange Commission. The federal securities laws contain regulatory restrictions and criminal, administrative, and private remedial provisions.

Tax law changes could adversely affect our ability to compete with non-insurance products or reduce the demand for certain insurance products.

        Under the Internal Revenue Code of 1986, as amended, income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of Protective’s products a competitive advantage over other non-insurance products. To the extent that the Internal Revenue Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies, including Protective and its subsidiaries, would be adversely affected with respect to their ability to sell such products, and, depending upon grandfathering provisions, the surrenders of existing annuity contracts and life insurance policies. In addition, life insurance products are often used to fund estate tax obligations. Legislation has recently been enacted that would, over time, reduce and ultimately eliminate the estate tax, subject to subsequent legislative action. If the estate tax is significantly reduced or eliminated, the demand for certain life insurance products could be adversely affected. Protective cannot predict what other tax initiatives may be enacted which could adversely affect Protective.

Financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments.

        A number of civil jury verdicts have been returned against insurers and other providers of financial services involving sales practices, alleged agent misconduct, failure to properly supervise representatives, relationships with agents or other persons with whom the insurer does business, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments that are disproportionate to the actual damages, including material amounts of punitive non-economic compensatory damages. In some states, juries, judges and arbitrators have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments in any given lawsuit. In addition, in some class action and other lawsuits, companies have made material settlement payments. Protective Life, like other financial service companies, in the ordinary course of business, is involved in such litigation or, alternatively, in arbitration. Although the outcome of any such litigation or arbitration cannot be predicted, Protective Life believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse effect on the financial position, results of operations, or liquidity of Protective Life.

A decrease in sales or persistency could negatively affect our results.

        Protective’s ability to maintain low unit costs is dependent upon the level of sales and persistency. A decrease in sales or persistency without a corresponding reduction in expenses may result in higher unit costs.

        Additionally, a decrease in persistency may result in higher amortization of deferred policy acquisition costs. Although many of Protective’s products contain surrender charges, the charges decrease over time and may not be sufficient to cover the unamortized deferred policy acquisition costs with respect to the insurance policy or annuity contract being surrendered.

Our investments are subject to risks.

        Protective’s invested assets and derivative financial instruments are subject to customary risks of credit defaults and changes in market values. The value of Protective’s commercial mortgage loan portfolio depends in part on the financial condition of the tenants occupying the properties which Protective has financed. Factors that may affect the overall default rate on, and market value of, Protective’s invested assets, derivative financial instruments, and mortgage loans include interest rate levels, financial market performance, and general economic conditions as well as particular circumstances affecting the businesses of individual borrowers and tenants.

Our growth from acquisitions involves risks.

        Protective’s acquisitions have increased its earnings in part by allowing Protective to enter new markets and to position itself to realize certain operating efficiencies. There can be no assurance, however, that Protective will realize the anticipated financial results from its acquisitions, or that suitable acquisitions, presenting opportunities for continued growth and operating efficiencies, or capital to fund acquisitions will continue to be available to Protective.

We are dependent on the performance of others.

        Protective’s results may be affected by the performance of others because Protective has entered into various arrangements involving other parties. Examples include, but are not limited to, the following: many of Protective’s products are sold through independent distribution channels; the Investment Products Division’s variable annuity deposits are invested in funds managed by third parties; prepaid dental services are performed by a contracted network of independent dentists; and a portion of the sales in the Individual Life and West Coast Divisions comes from arrangements with unrelated marketing organizations. Protective may also use third-party administrators to collect premiums, pay claims, and/or perform customer service functions. Additionally, Protective’s operations are dependent on various technologies, some of which are provided and/or maintained by other parties.

        As with all financial services companies, our ability to conduct business is dependent upon consumer confidence in the industry and its products. Actions of competitors and financial difficulties of other companies in the industry, could undermine consumer confidence and adversely affect Protective.

Our reinsurance program involves risks.

        Protective and its insurance subsidiaries cede insurance to other insurance companies through reinsurance. However, Protective remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it.

        The cost of reinsurance is, in some cases, reflected in the premium rates charged by Protective. Under certain reinsurance agreements, the reinsurer may increase the rate it charges Protective for the reinsurance, though Protective does not anticipate increases to occur. Therefore, if the cost of reinsurance were to increase or if reinsurance were to become unavailable, Protective could be adversely affected.

        Additionally, Protective assumes policies of other insurers. Any regulatory or other adverse development affecting the ceding insurer could also have an adverse effect on Protective.

        Forward-looking statements express expectations of future events and/or results. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to these inherent uncertainties, investors are urged not to place undue reliance on forward-looking statements. In addition, Protective undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to projections over time.